Lease Expansion and Fourth Amendment to Lease Agreement

     This Lease Expansion and Fourth Amendment to Lease Agreement ("Fourth Amendment") is entered into as of the _____ day of
, 1997, between KAB Plaza Partners, L. P., a Texas limited partnership ("Landlord"), and AMRESCO, INC., a Delaware corporation ("Tenant").

                     W I T N E S S E T H :

     WHEREAS, K-P Plaza Limited Partnership, a Texas limited partnership ("K-P Plaza"), and Tenant entered into that certain Office Lease dated February 9, 1996, as amended by that certain First Amendment to Office Lease dated July 17, 1996 ("First Amendment"), covering approximately 130,606 rentable square feet of area ("Original Premises") located on the entire 17th, 22nd, 23rd, 24th, and 25th floors and part of the 16th floor as more particularly described in the Lease and commonly referred to as Suite 2400 in the office building located at 700 North Pearl Street (the "North Tower") within the development commonly known as the Plaza of the Americas situated on Blocks 257 and 258 in the City of Dallas, Texas;

     WHEREAS, K-P Plaza and Tenant entered into that Second Amendment to Lease Agreement dated May 27, 1997 ("Second Amendment"), whereby Tenant leased 3,858 rentable square feet of area located on the 16th floor of the North Tower on a temporary basis until December 31, 1997 (the "Temporary Premises"), all as set forth in the Second Amendment;

     WHEREAS, K-P Plaza and Tenant entered into that Third Amendment to Lease Agreement dated September 22, 1997 ("Third Amendment"), whereby Tenant leased an additional 3,128 rentable square feet of area located on the 16th floor of the North Tower on a temporary basis until March 31, 1998 ("Additional Temporary Premises"), all as set forth in the Third Amendment (such Office Lease Agreement, as amended by the First, Second, and Third Amendments, is hereafter referred to as the "Lease");

     WHEREAS, Landlord is the successor-in-interest to K-P Plaza and has assumed all of K-P Plaza's obligations under the Lease;
and

     WHEREAS, Landlord and Tenant desire to amend the Lease to, among other things, expand the Premises (as described in the Basic Office Lease Information incorporated into the Lease) by an additional 32,139 rentable square feet of area on the 16th and 19th floors of the North Tower as shown on Exhibit "A" to this Fourth Amendment, all as more fully set forth in this Fourth Amendment, which areas also shall replace the areas subject to Tenant's expansion option set forth in Exhibit "K" of the Lease;

     NOW,  THEREFORE,  for good and valuable  consideration,  the
receipt   and  sufficiency  of  which  are  hereby  acknowledged,
Landlord and Tenant hereby agree to amend the Lease as follows:

1. Definitions. Unless otherwise defined, all defined terms in this Fourth Amendment have the same meaning as in the Lease.

2. Premises. Beginning on January 1, 1998, the Premises as described in the Basic Office Lease Information incorporated into the Lease will expand to include the 32,139 rentable square feet of area located on the 16th and 19th floors of the North Tower as shown on Exhibit "A" to this Fourth Amendment ("Expansion Premises"). Thereafter, the Premises as described in the Basic Office Lease Information incorporated into the Lease will total 162,745 rentable square feet of area -- which Premises will include the space on the 16th floor of the North Tower that presently consists of the Temporary Premises and the Additional Temporary Premises. Notwithstanding the terms of the Second and Third Amendments to the contrary, on January 1, 1998, the Temporary Premises and the Additional Temporary Premises will become part of the Premises as described in the Basic Office Lease Information incorporated into the Lease, and the lease of such space will be governed by the terms of this Fourth Amendment and not by the terms of the Second or Third Amendment. Upon delivery of all of the Expansion Premises, Tenant shall execute and deliver to Landlord, within 10 days after Landlord has requested same, a letter confirming (i) the Tenant's acceptance of the Expansion Premises, (ii) the Rent Commencement Date for Expansion (as hereafter defined), and (iii) that Landlord has performed all of its obligations with respect to the Expansion Premises.

3. Term. The Term of the Lease (i) remains unchanged by this Fourth Amendment and (ii) applies to the Expansion Premises.

4. Basic Rental. Beginning on the date which is the earlier of: (i) Tenant's occupancy of any portion of the Expansion Premises for the conduct of business or (ii) March 1, 1998 (the earlier of such dates being hereinafter referred to as the "Rent Commencement Date for Expansion"), and continuing until the end of the Term subject to the provisions of Section 2 of this Fourth Amendment, the Basic Rental applicable to the Expansion Premises is set forth in the following schedule and is payable in the manner provided in Article 4 of the Lease:


                              Rental Rate per
          Months              Square Foot of      Rent Due
                              Rentable Area of
                              Expansion Premises

Rent Commencement Date for       $15.75        $42,182.44 per month
Expansion - October 31, 1998

Nov. 1, 1998 - Oct. 31, 1997     $16.00        $42,852.00 per month

Nov. 1, 1999 - Oct. 31, 2000     $16.25        $43,521.56 per month

Nov. 1, 2000 - Oct. 31, 2001     $16.50        $44,191.13 per month

Nov. 1, 2001 - Oct. 31, 2002     $16.75        $44,860.69 per month

Nov. 1, 2002 - Oct. 31, 2003     $17.00        $45,530.25 per month

Nov. 1, 2003 - Oct. 31, 2004     $17.25        $46,199.81 per month

Nov. 1, 2004 - Oct. 31, 2005     $17.50        $46,869.38 per month

Nov. 1, 2005 - Oct. 31, 2006     $17.75        $47,538.94 per month

The Basic Rental set forth above applicable to the Expansion Premises includes Tenant's Proportionate Share of Basic Costs for the calendar year commencing January 1, 1998, and ending December 31, 1998, but does not include Tenant's share of electrical and other utility charges described in Section 4.c of the Lease and elsewhere. In addition to the Basic Rental applicable to the Expansion Premises set forth above, Tenant shall pay Landlord in the manner provided for in the Lease all other amounts due under the Lease applicable to the Original Premises and the Expansion Premises, including, without limitation, (i) Tenant's share of the Excess described in Exhibit "C" to the Lease for the years after 1998, (ii) the Electrical Costs as set forth in Section 4.c of the Lease, and (iii) the Basic Rental applicable to the Original Premises set forth in Exhibit "E" of the First
Amendment. Except as otherwise expressly provided herein, nothing in this Fourth Amendment effects the payment of Basic Rental or other sums due under the Lease or its amendments. For the purposes of calculating the Excess applicable to the Expansion Premises under Exhibit "C" of the Lease, the cap on Controllable Expenses applies, but the Expense Stop applicable to the Expansion Premises shall be calculated using Basic Cost for the calendar year 1998.

5. Tenant's Proportionate Share. Except for the adjustments set forth in this Paragraph 5, Landlord and Tenant stipulate and agree that for all purposes under this Lease, effective from and after Rent Commencement Date for Expansion, the Tenant's Proportionate Share is 15.565%. It is further stipulated and agreed that for all purposes under this Lease, the Tenant's Proportionate Share is obtained by dividing (i) the 162,745 rentable square feet in the Premises (which includes a pro rata share of the Common Areas) by (ii) 1,045,551. The foregoing numbers of rentable square feet are stipulations and establish a material part of the economic basis for the execution of this Lease by Landlord and shall not be adjusted unless the rentable area of Premises is increased or decreased by the addition or deletion of rentable area within the Buildings and an appropriate amendment to this Lease is executed.

6.   Tenant Improvements; As Is.

     A. TENANT AGREES TO ACCEPT THE EXPANSION PREMISES IN ITS "AS IS" CONDITION AS OF THE DATE OF THIS FOURTH AMENDMENT WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND BY LANDLORD, INCLUDING ANY WARRANTY OF HABITABILITY OR FITNESS FOR ANY PARTICULAR USE. Tenant shall construct all tenant improvements to the Expansion Premises (the "Work") pursuant to plans and specifications to be prepared and agreed upon by Landlord and Tenant (the "Plans"). Approval by Landlord of the Plans is not a representation or warranty of Landlord that such drawings are adequate for any use, purpose, or condition, or that such drawings comply with any applicable law or code, but is merely the consent of Landlord to the performance of the Work. All changes in the Work must receive the prior written approval of Landlord, and in the event of any such approved change Tenant shall, upon completion of the Work, furnish Landlord with an accurate, reproducible "as-built" plan (e.g., sepia) of the improvements as constructed, which plan shall be incorporated into this Lease by this reference for all purposes.

     B. Tenant shall perform all Work using contractors approved by Landlord in writing prior to the commencement of the Work, which approval must not be unreasonably withheld or delayed. Additionally, Landlord must approve in writing all major subcontractors performing any portion of the Work involving the structural, mechanical, electrical, and plumbing components of the Work, which approval may be granted or withheld in Landlord's sole discretion. Landlord must approve the construction contract entered into by Tenant and its general contractor, which approval shall not be unreasonably withheld, conditioned or delayed, and such contract must provide for a 10% retainage to be withheld by Tenant throughout the progress of the Work and for the final payment to such contractor of such retainage to be made no earlier than 30 days following the completion of the Work. All Work must be performed in a good and workmanlike manner that is free of defects and is in strict conformance with the Plans and all applicable laws, ordinances, regulations, and codes. The Work must be performed in such a manner and at such times as to maintain harmonious labor relations and not to interfere with or delay Landlord's other contractors, the operation of the Buildings, and the occupancy thereof by other tenants. All contractors and subcontractors shall contact Landlord and schedule time periods during which they may use Buildings' facilities in connection with the Work (e.g., elevators, excess electricity, etc.)

     C. Tenant shall bear the entire cost of performing the Work (including, without limitation, design of the Work, preparation of the Plans, and the payment of applicable taxes and insurance costs) -- all of which costs are herein collectively called the "Total Construction Costs"; provided, however, Tenant will receive a construction allowance from Landlord equal to $567,689.25 [representing the sum of: (i) $21.90 multiplied by the first 10,000 rentable square feet of area within the Expansion Premises (i. e., $219,000.00) and (ii) $15.75 multiplied by the 22,139 rentable square foot of area within the balance of the Expansion Premises (i. e., $348,689.25)] (such sum being the "Construction Allowance") for the sole purpose of paying a portion of the Total Construction Costs. Landlord shall pay the Construction Allowance to Tenant no more frequently than once per month on or before 30 days following Landlord's receipt of the following items from Tenant: (i) an Application and Certificate for Payment (AIA Document G702) fully executed by Tenant's architect, (ii) paid invoices from architects, subcontractors, and suppliers evidencing the cost of performing the Work, (iii) lien waivers from Tenant's general contractor and all parties referenced in item (ii) above, and (iv) with respect to the final payment of the Construction Allowance, a certificate of occupancy from the appropriate governmental authority, if applicable to the Work, or evidence of governmental inspection and approval of the Work.

     D. Tenant, its contractors, and their subcontractors shall, at their sole expense, maintain in effect at all times during the full term of the Work, insurance coverages with limits not less than those set forth below with insurers licensed to do business in Texas and acceptable to Landlord and under forms of policies satisfactory to Landlord. None of the requirements contained herein as to types, limits, and Landlord's approval of insurance coverage to be maintained by the above-mentioned parties are intended to and shall not in any manner limit or qualify the liabilities and obligations assumed by Tenant under the Lease.
                                                  Minimum Amounts
               Coverage                              and Limits

     1.   Worker's Compensation

          a)    Workers' Compensation           Statutory Limits
                Employer's Liability                $100,000

    This policy shall contain a Waiver of Subrogation in favor of Landlord.

     2.   Commercial General Liability

          a)    Bodily Injury/Property Damage            $500,000
                                                     each occurrence
                         or                       equivalent/$500,000
                                                       aggregate

     This policy shall be on a form acceptable to Landlord, endorsed to include Landlord as an additional insured during the term of the contract, state that this insurance is primary insurance as regards to any other insurance carried by Landlord, and shall include the following coverages:

          a)   Premises/Operations

          b)   Independent Contractors

          c) Completed Operations for a period of two years following acceptance of contractor's work

          d) Broad Form Contractual Liability in support of the Indemnity section of this Lease.

          e)   Broad Form Property Damage

          f) Personal Injury Liability with contractual and employee exclusions removed

     3.   Comprehensive Automobile Liability

          a)    Bodily Injury                   $250,000 per person
                                                $500,000 per occurrence

          b)    Property Damage                 $100,000 per occurrence

     4.   Umbrella Excess Liability Insurance

          a)  Bodily Injury/Property            $5,000,000 per occurrence
                                                $5,000,000 aggregate

     5.   Builder's Risk Policy

          Unless otherwise provided, Tenant shall purchase and maintain property insurance upon the Work at the site to the full insurable value thereof. This insurance shall include the interest of Landlord, Tenant, contractor, and subcontractors in the Work and shall be written on an all risk form.

          The policy shall be written on an excess basis above coverages as described in 1, 2, and 3 above, naming
          Landlord as additional insured.

     6.   Contractor's Equipment Policy

          Any such insurance policy covering contractor or its subcontractor's equipment and tools against loss by physical damage shall include an endorsement waiving the insurer's right of subrogation against Landlord.

     7.   Tenant's  architect and engineer shall, at  their  sole
          expense, maintain in effect at all times during the full term of the Work, insurance coverages with limits not less than those set forth in 1, 2, and 3 above, as well as professional liability insurance with a limit of not less than $1,000,000 per occurrence and $1,000,000 aggregate and with Landlord named as an additional insured.

Evidence of the above coverages, represented by Certificates of Insurance issued by the insurance carrier must be furnished to Landlord prior to the contractor's starting work. Certificates of Insurance shall specify the additional insured status mentioned above as well as the Waivers of Subrogation. Such Certificates of Insurance shall state that Landlord will be notified in writing 30 days prior to cancellation, material change, or renewal of insurance.

     E. If a delay in the performance of the Work occurs (a) because of any change by Tenant to the Plans, (b) because of any specification by Tenant of materials or installations in addition to or other than Landlord's standard finish-out materials, or (c) if Tenant otherwise delays completion of the Work, then, notwithstanding any provision to the contrary in this Lease, Tenant's obligation to pay Rent with respect to the Expansion Premises will commence on the scheduled Rent Commencement Date for Expansion.

      F. Landlord or its designee shall supervise the Work and act as a liaison between the contractor and Tenant.

     7. Parking. Effective on the Rent Commencement Date for Expansion, in addition to Tenant's right to utilize certain parking spaces in the Parking Garage as set forth in Exhibit "G" to the Lease and so long as Tenant is not in material default under this Lease (nor does any condition exists that with the passage of time or the giving of notice, or both, will constitute a default), Tenant is permitted (but not obligated to) utilize twenty-two (22) additional undesignated parking space in the
Parking Garage, subject to such rates, terms, conditions and regulations as are from time to time charged or applicable to patrons of the Parking Garage. The current market rate being charged patrons of the Parking Garage for undesignated parking spaces is $115 a month per space. Except as otherwise set forth in this Fourth Amendment, the terms of Exhibit "G" to the Lease will apply to Tenant's use of such spaces.
     8. Brokerage. Tenant warrants that it has had no dealings with any broker or agent in connection with the negotiation or execution of the Lease or this Fourth Amendment other than with Prentiss Properties Limited, Inc. and Cushman & Wakefield of Texas, Landlord shall pay such brokers all lease commissions arising out of this Fourth Amendment pursuant to a separate agreement. Both Landlord and Tenant agree to indemnify each other and hold each other harmless from and against any and all costs (including investigation and defense costs) and expenses, claims for commissions or other payments by any broker or agent who alleges to have performed services on behalf of the indemnifying party.

     9.    Expansion Option Exhibit.   Exhibit "K" of  the  Lease
entitled "Expansion Options" and all references thereto are hereby deleted in their entirety and the following paragraph substituted in lieu thereof:

     So long as Tenant is not in material default under this Lease (nor does any condition exists that with the passage of time or the giving of notice, or both, will constitute a default), Tenant shall have the one-time option (the "Expansion Option") to increase the area of the Premises by a minimum of 9,000 rentable square feet and a maximum of 11,000 rentable square feet ("Expansion Option Space") located either (i) on a floor in the North Tower contiguous to a floor containing the then existing Premises or (ii) on the same floor and adjacent to the then existing Premises -
     - as such Expansion Option Space is designated by Landlord and reasonably acceptable to Tenant. The Expansion Option Space must be either (i) in one block of contiguous space or (ii) in separate blocks of space that, when combined, will total the Expansion Option Space, and all of the Expansion Option Space is subject to the renewal, expansion, or other rights of other tenants as of the date of this Fourth Amendment. Tenant may exercise the Expansion Option (if at all) by delivery of written notice to Landlord no later than January 1, 2003 (such deadline by which Tenant must exercise the Expansion Option is hereinafter referred to as the "Exercise Date"). In the event that Tenant fails to timely exercise the Expansion Option, Tenant shall have no further expansion rights; time being of the essence with respect to Tenant's exercise thereof.

     Following the exercise by Tenant of the Expansion Option, Landlord shall deliver to Tenant possession of the Expansion Option Space in its "AS IS" condition no earlier than June 1, 2003, and no later than January 31, 2004 (such date of delivery hereinafter referred to as the "Delivery Date for Expansion Option"). The Basic Rental for the Expansion Option Space will commence on the date which is sixty (60) days following the Delivery Date for Expansion Option and will equal the prevailing Market Rate (as defined in Exhibit "P" to this Lease) at the Delivery Date for Expansion Option, as adjusted in the manner provided in this Lease. Prior to the Delivery Date for Expansion Option, Landlord and Tenant shall join in executing and delivering an amendment to the Lease clearly identifying the location and rentable square footage of the Expansion Option Space and specifying the Basic Rental and other Rent payable with respect to the Expansion Option Space. Except as set forth in this exhibit, Tenant's lease of the Expansion Option Space will otherwise be on the same terms and conditions as are set forth in this Lease with the same Expiration Date.

     Tenant's rights under this Exhibit "K" shall terminate if (a) this Lease or Tenant's right to possession of the Premises is terminated, (b) Tenant assigns its interest in this Lease without Landlord's consent, or
     (c) Tenant sublets any portion of the Premises without Landlord's consent.

     10.   Management Company.  Tenant acknowledges that Prentiss
Properties Limited, Inc. is the Landlord's management and leasing representative.

     11.   Authority.   Each individual signing below  represents
that he/she has been duly authorized to execute and deliver this Fourth Amendment and that same shall be binding on Landlord and Tenant (as applicable) on whose behalf he/she is signing.

     12. Entire Agreement. This Fourth Amendment, together with the provisions of the Lease, embody the entire agreement between the parties with respect to the subject matter hereof and cannot be varied except by written agreement of the parties.

     13. Successors and Assigns. All of the terms, covenants, provisions, and conditions of this Fourth Amendment are hereby made binding on the executors, heirs, administrators, successors, and permitted assigns of both parties hereto.

     14.   Headings.   The captions used in connection  with  the
sections of this Fourth Amendment are for convenience only and shall not be deemed to construe or limit the meaning of the language of this Fourth Amendment.

     15.   Conflict.   In the event of any conflict  between  the
provisions of this Fourth Amendment and the provisions of the Lease, the provisions of this Fourth Amendment will govern and control.

     16. Lease. As amended hereby, the Lease will govern the Expansion Premises and will continue in full force and effect and is ratified and confirmed by Landlord and Tenant. From and after the date of this Fourth Amendment, the term "Lease", when used in the Lease, will mean the Lease, as further amended by this Fourth Amendment.

     17. Counterparts. This Fourth Amendment may be executed in multiple counterparts and signature pages from any counterpart may be appended to any other counterpart. All counterparts shall constitute a single, unified instrument.

     Witness the Execution Hereof, effective as of the date set forth above.

                              AMRESCO, INC., a Delaware corporation

                              By:

                              Title:

                              KAB Plaza Partners, L. P.,
                              a Texas limited partnership

                              By:  AB Sub II, Inc.,
                                   its general partner

                                   By:

                                   Title: